Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of First Foundation Inc. of our report dated March 1, 2019, with respect to the consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows of First Foundation Inc. for the year ended December 31, 2018, and the related notes and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

August 3, 2021